MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into as of July __, 2008, by and among Omaha Holdings Corp, a Delaware corporation (“OMAHA” or the “Company”), NTS-WIT Holdings, LLC, a Delaware limited liability company (“Holdings”), and CDV Capital Partners, LLC (“CDV”), a New York corporation.

In consideration of the premises described herein, the parties hereto agree as follows:

WITNESSETH:

1. BACKGROUND AND PURPOSE.

1.1 OMAHA owns 100% of the issued and outstanding capital stock of North Texas Steel Company, Inc., a corporation incorporated under the laws of the State of Texas (“NTSCO”), and Whitco Poles, Inc., a corporation incorporated under the laws of the State of Texas (“Whitco” and together with NTSCO, the “OMAHA Subsidiaries”).

1.2 Holdings owns, holds and/or has agreed to acquire 100% of the issued and outstanding shares of capital stock of/equity in/ownership interest in the Company. The outstanding shares of capital stock of/equity in/ownership interest in the Company is referred to herein as the “Company Capital Stock”.

1.3 The individuals listed on Annex A hereto, each of whom is an employee of CDV (each, an “CDV Key Employee”).

1.4 OMAHA desires to obtain management services described on Schedule A hereto (the “Services”) from CDV utilizing the services of the CDV Key Employees, and CDV desires to provide the Services to OMAHA utilizing the services of the CDV Key Employees, all on the terms and conditions set forth in this Agreement.

2. AGREEMENT TO PROVIDE MANAGEMENT SERVICES.

2.1 The Company hereby requests from CDV, and CDV hereby agrees to provide to the Company, the Services. CDV, through the CDV Key Employees, will devote so much of its business time and effort to the provision of Services to ensure the prompt and efficient accomplishment of the Services, and will not, except with OMAHA’s expressed written consent, accept any undertakings for any other person or entity. CDV shall cause each CDV Key Employee to execute and deliver to OMAHA an agreement in the form of agreement attached hereto as Schedule 2.1 pursuant to the terms of which such person shall agree to (i) comply with all legal directives of the Board of Directors of OMAHA (the “Board”) (a) in conformity with the terms and provisions hereof and (b) as necessary to discharge his duties to CDV and (b) to use his best efforts to promote the interests of OMAHA and the OMAHA Subsidiaries. CDV, each CDV Key Employee and any other employee, representative and agent of CDV discharging the duty(ies) or task(s) previously discharged by a CDV Key Employee shall execute a Confidential Information, Non-Competition and Invention Assignment Agreement with the Company on or before July ___, 2008 in the form attached as Exhibit A (the “Confidentiality Agreement”)].

2.2 Substantially all of the Services shall be provided to OMAHA by CDV through the CDV Key Employees. However, CDV shall otherwise be solely responsible for determining the method, details and means of performing the Services to OMAHA, and CDV may, at CDV’s own expense, employ or engage the service of such other employees or subcontractors as CDV deems necessary to perform the Services (the “Additional CDV Service Providers”). Such Additional CDV Service Providers are not, and shall not be, the employees of OMAHA or any of its affiliates, and CDV shall be wholly responsible for the professional performance of the Services by the Additional CDV Service Providers such that the results are satisfactory to OMAHA in OMAHA’s sole discretion. CDV shall expressly advise each Additional CDV Service Provider of the terms of this Agreement, and shall require each Additional CDV Service Provider to execute a Confidentiality Agreement.

3. MANAGEMENT FEES.

In consideration for the Services to be rendered by CDV to OMAHA hereunder, beginning 30 days from the date of this agreement and for each month during the Term (as defined herein), OMAHA shall on the first business day of each such calendar month during the Term pay to CDV a management fee equal to ten percent (10%) of the Consolidated EBITDA and Gross Revenues of OMAHA for the relevant calendar period (the “Management Fee”). Notwithstanding the immediately foregoing, under no circumstances shall the Management Fee payable in any calendar year exceed Three Hundred Thousand Dollars ($300,000.00) Management FeeThe Management Fee shall be payable monthly in arrears. For purposes of hereof, Consolidated EBITDA shall be calculated in a manner and supported by appropriate backup, in each case, acceptable to a majority of members of the Board of Directors of OMAHA as determined in their sole discretion. In general, the calculation of Consolidated EBITDA for a period should be the sum of consolidated net income for such period plus taxes, interest, amortization and depreciation, less any gain from extraordinary items plus losses from extraordinary items. OMAHA’s determination of Consolidated EBITDA shall be final, binding and conclusive on the Employee. Gross Revenues shall be calculated in a manner and supported by appropriate backup, in each case, acceptable to a majority of members of the Board of Directors of OMAHA as determined in their sole discretion.

4. EQUITY.

4.1 Issuance of Company Capital Stock Upon the execution of this Agreement by both parties, the Company shall issue to CDV Company Capital Stock (the “Company Capital Stock”) equal totwenty percent (20%) of the issued and outstanding shares of Company Capital Stock (____shares) [Pat?] OMAHA and Holdings represent, Company Capital Stock and covenant that no Company Capital Stock will be issued to, or purchased by, a Laurus Person (as each such term is defined herein), without the prior written consent of CDV in its sole discretion. The Company Capital Stock may only be sold, assigned, or otherwise transferred in connection with the consummation of a Transfer of Control Transaction (as defined below) pursuant to Section 4(c) hereof, and such sale, assignment or transfer shall become effective only upon consummation of such Transfer of Control.

4.1(a) Issuance of Additional Company Capital Stock. Subject to the repayment in full of the Series A Preferred Stock with a stated value of $_____ and a dividend rate of ten percent (10%), payable monthly and any accrued dividends, prior to the one-year anniversary, CDV shall be an additional Company Capital Stock equal to thirty five percent (35%) of the Company and if after the one-year anniversary but less than the second anniversary, shall be issued an additional Company Capital Stock equal to twenty five (25%) of the Company.

4.2 Transfers of Equity.

(a) General. Any sale, pledge, assignment or other transfer (each, a “Transfer”) of the Company Capital Stock (or any portion thereof) or any CDV Shares issued upon exercise thereof shall be void unless the transferring holder thereof (each, a “Transferring Stockholder”) and the transferee of such CDV Shares or the Company Capital Stock (or any portion thereof), as applicable (the “Transferee”), shall each comply with this Section 4.2 and 4.2(a).

(b) Transfers Subject to Consents/Execution of this Agreement. No Transfer of (i) the Company Capital Stock (or any portion thereof), except to any officer or CDV Key Employee in compliance with all applicable securities laws or (ii) any shares of Company Capital Stock acquired by CDV or any transferee of CDV (CDV and any such Transferee of CDV, the “CDV Transferees”) upon exercise of the Company Capital Stock shall be made without (i) the prior written approval of a majority of the members of the Board and compliance with applicable securities laws, (ii) pursuant to the terms and provisions of subsection (c) of this Section 4.2 and (iii) compliance with all applicable secrurities laws. In addition, no Transfer of all or any portion of the Company Capital Stock or any CDV Shares. shall become effective unless and until the CDV Transferee executes and delivers to OMAHA a counterpart signature page to this Agreement, agreeing to be treated in the same manner as the Transferring Stockholder. Upon such Transfer and such execution and delivery, the CDV Transferee shall be bound by and entitled to the benefits of this Agreement in the same manner as the Transferring Stockholder. Any Transfer of the Company Capital Stock or any shares of Company Capital Stock acquired by any of the CDV Transferees not in accordance with this Section 4 shall be void.

(c) Drag-Along/Tag Along.

(i) If (A) Holdings or any transferee of any shares of Company Capital Stock directly or indirectly from Holdings (i) proposes to transfer any of its shares of Company Capital Stock in a Transfer of Control of OMAHA and/or any of the OMAHA Subsidiaries, in a bona fide, arm’s length Transfer of Control to a person who is not a Laurus Person, (ii) votes its shares to authorize or approve the sale or transfer of all or substantially all of the assets (including equity interests in OMAHA Subsidiaries) of OMAHA, and/or any OMAHA Subsidiary in a bona fide Transfer of Control Transaction (as defined below) to a person who is not a Laurus Person or (iii) votes its shares to authorize or approve the merger, combination or consolidation of OMAHA or any of the OMAHA Subsidiaries or a share exchange with respect to OMAHA and/or any of the OMAHA Subsidiaries in a Transfer of Control Transaction with/to a person who is not a Laurus Person (the transfer and or votes as set forth in sub provision (A)(i), (ii) and/or (iii) of provision (c)(i) of Section 4 is referred to herein as a “OMAHA Transaction Proposal”), AND/OR if (B) any entity owning, holding and/or controlling any shares of stock in/ownership interest in and/or equity interest in Holdings or any entity owning or controlling a majority of the issued and outstanding Company Capital Stock (the “Holdings Equity Interest”) or any transferee of any Holdings Equity Interest (each a “Holdings’ Shareholder”) (i) proposes to transfer any of its Holdings Equity Interest to a person who is not a Laurus Person in a bone fide arm’s length Transfer of Control Transaction to a person who is not a Laurus Person, (ii) votes its Holdings Equity Interest to authorize or approve the sale or transfer of all or substantially all of the assets of Holdings in a Transfer of Control Transaction to a person who is not a Laurus Person or (iii) votes its Holdings Equity Interest to authorize or approve the merger, combination or consolidation of Holdings or a share exchange with respect to Holdings in a Transfer of Control Transaction with a person who is not a Laurus Person (the transfer and or votes as set forth in sub provision (i), (ii) and/or (iii) of (B) of provision (c)(i) of Section 4 is referred to herein as a “Holdings Transaction Proposal” and together with a OMAHA Transaction, collectively the “Transaction Proposal”)., then OMAHA and/or Holdings or such Holdings’ Shareholder, as applicable, shall provide a written notice of the Transaction Proposal to CDV setting forth the terms of that transfer or sale (the “Inclusion Notice”), and may but shall not be obligated to, require CDV to exercise the Company Capital Stock and to sell or cause to be sold, the same proportionate part of (a) the shares of Company Capital Stock owned by CDV or to be acquired by CDV pursuant to an exercise of the Company Capital Stock, as bears to the percentage of Company Capital Stock proposed to be and/or sold by Holdings or (b) the shares of Company Capital Stock owned by CDV proportionate to the part of the Holdings Equity Interest proposed to be sold bears to the interest of Holdings in and to OMAHA, all on the same terms and conditions obtained by Holdings and/or any Holdings Shareholder in the Transfer of Control Transaction. In either event, CDV shall be entitled to receive as consideration for exercise of the Company Capital Stock and/or its shares of Company Capital Stock hereunder, one hundred percent (100%) of the per share price obtained by Holdings (being (a) the total remitted from the applicable Buyer in connection with any asset sale, merger, consolidation, combination or share exchange of Holdings and/or OMAHA plus (b) any other sums paid and/or payable to any Laurus Person or any transferee of any direct and/or indirect obligation of OMAHA to any Laurus Person but excluding (c) any amount remitted to a Laurus Person pursuant to the Laurus Preferred Stock, (as herein defined) in connection with, arising from or related to any Transfer of Control Transaction, in connection with a sale of the assets of OMAHA or Holdings, as applicable, and one hundred percent (100%) of the per share price obtained by Holdings in connection with the Transfer of Control Transaction of OMAHA or the Holdings’ Shareholders in connection with the Transfer of Control Transaction of Holdings and the consideration received by all affiliates and associates of Holdings or the Holdings’ Shareholders, as applicable plus any Additional Laurus Sums (allocated on a per share basis over all of the issued and outstanding shares of Company Capital Stock) in connection with a sale of the assets of OMAHA or Holdings, as applicable, divided by the total number of the issued and outstanding shares of Company Capital Stock. For purposes of this Agreement, (i) any preferred stock of OMAHA held by any Laurus Person and outstanding on the date of execution hereof by CDV is referred to herein as the “Laurus Preferred Stock”, (ii) each Laurus Person and each transferee of any direct and/or indirect obligation of OMAHA or any of the OMAHA Subsidiaries to any Laurus Person is sometimes referred to herein as a “Laurus Entity”, and (iii) all amounts, sums, funds and/or remuneration remitted to any Laurus Entity, excluding any amount remitted to a Laurus Person pursuant to the Laurus Preferred Stock, are referred to herein collectively as the “Additional Laurus Sums”. The term “Transfer of Control Transaction” shall mean (A) any sale or transfer of Company Capital Stock or capital stock of Holdings or any merger, consolidation, share exchange, or combination of the Company or Holdings with or into another entity, which in each case results in the holders of the voting securities of the Company or Holdings outstanding immediately prior thereto owning immediately thereafter less than a majority of the voting securities of the Company, Holding or the surviving entity, as the case may be, outstanding immediately after such sale, transfer, merger, consolidation share exchange, or combination; (B) a sale of all or substantially all of the assets of this Company (including equity interests in OMAHA subsidiaries) or Holdings.

(B) Without limiting the rights pursuant to subsection (A) of this section, within thirty days following receipt of an Inclusion Notice, CDV may elect (i) to exercise the Company Capital Stock, in whole or in part, and sell, or cause to be sold, the same proportionate part of the shares of Company Capital Stock owned by CDV as are proposed to be sold by Holdings, a Holdings’ Shareholder and/or a transferee of Holdings and/or a Holdings Shareholder, as applicable, on the same terms and conditions obtained by the Holdings and/or a Holdings Shareholder, as applicable, in the Transfer of Control Transaction or (ii) to exercise the Company Capital Stock, in whole or in part, and sell all of its shares of Company Capital Stock to OMAHA or to OMAHA’s designee in the case of an asset sale, merger, consolidation, combination or share exchange of the Corporation that is a Transfer of Control Transaction. In either event, CDV shall receive, as consideration for its shares of Company Capital Stock, (a) one hundred percent (100%) of the per share price obtained by Holdings, a Holdings Shareholder and/or a transferee thereof, as applicable, in connection with the Transfer of Control or (b) the consideration received by OMAHA, Holdings, a Holdings Shareholder and/or a transferee thereof, as applicable, plus any Additional Laurus Sums (allocated on a per share basis over all of the issued and outstanding shares of Company Capital Stock) in connection with a sale of the assets of OMAHA and/or Holdings, as applicable.

(C)Each Inclusion Notice required shall include reasonable details of the proposed Transaction in question including, but not limited to, the following: (i) the proposed time and place of the closing of the transaction; (ii) the substantive terms and conditions of the proposed Transaction (A) the purchase price and terms of payment and (B) the identity, beneficial ownership, address and telephone number of the third-party purchaser (the “Buyer”) having made the bona fide offer; (iii) the number and class of shares of Company Capital Stock held by the Buyer and its affiliates (if any) and the substantive terms and conditions of any previous transactions under which the Buyer or any of its affiliates purchased shares of Company Capital Stock of the Company from the transferor thereof, including the price per share at which such share of Company Capital Stock was purchased; and (iv) any written consent of stockholders, stockholder resolutions (if the transaction in question is being approved at a stockholders meeting), agreement, instrument or other document CDV is required to execute together with all exhibits, attachments and schedules thereto.

(D)Holdings and OMAHA shall cause each and every transferee of any shares of Company Capital Stock and each and every transferee of any Holdings Equity Interest, to execute this agreement and otherwise agree to be bound by the terms and provisions hereof, including, but not limited to the rights and obligations set forth in this Section 4, all in a manner reasonably acceptable to CDV.

For purposes of this Agreement, Any reference to "affiliate" shall mean as to any Person: (1) any other person or entity directly or indirectly controlling, controlled by, or under common control such Person, where "control" for the purposes of this definition means the direct or indirect ability to control the management or policies of such Person, whether by voting rights, by contract rights, or otherwise; (2) any person or entity owning or controlling ten percent or more of the outstanding voting securities of such Person; or (3) any officer, director, partner or employee of such Person. Any reference to “associate” shall having that meaning ascribed to such term in the Securities Act of 1933 or the Securities Exchange Act of 1934, the rules or regulations promulgated thereunder or as interpreted by a court of competent jurisdiction in construing such statutes, rules and/or regulations.

5. EXPENSES.

Within ten (10) business days of receipt of documentation of travel and other out-of pocket expenses reasonably incurred by CDV in connection with the performance of Services pursuant to this Agreement, the Company shall reimburse CDV for such expenses; provided, however, CDV will not incur any expense in excess of $2,500 without the prior written consent of the Board or an authorized designee of the Board (a “Board Designee”). For purposes of this Agreement, salaries and employee benefit and similar costs of CDV employees will not be deemed a reimbursable expense.

6. STATUS.
6.1 The relationship of CDV to OMAHA arising out of this Agreement shall be that of an independent contractor. CDV, in accordance with its status as independent contractor, covenants and agrees that it will conduct itself in a manner consistent with such status, that it will neither hold itself out as, nor claim to be, an officer or employee of OMAHA or any of OMAHA’s affiliates by reason hereof, and that it will not by reason hereof, make any claim, demand or application for any right, privilege or benefit applicable to an officer or employee of OMAHA or any of OMAHA’s affiliates including, but not limited to, workers’ compensation coverage, unemployment insurance benefits, social security coverage, or retirement membership or credit, and CDV (on behalf of itself and its employees) hereby expressly waives all such rights, privileges and benefits. It is the intention of the parties that this Agreement shall not be construed to create or give rise to any partnership, agency or joint venture between the parties.

6.2  Except as set forth on Schedule B, neither CDV, nor any member, manager, partner, agent or employee of CDV, has authority to enter into contracts that bind the OMAHA or any of OMAHA’s affiliates or create obligations on the part of the OMAHA or any of its affiliates without the prior written authorization of the Board or the Board Designee.

6.3 CDV shall have full responsibility for applicable withholding taxes for all compensation and other amounts paid to CDV, its members, managers, partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to CDV’s form of business organization, and CDV’s members, managers, partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements applicable to CDV’s members, managers, partners, agents and employees. CDV agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements of CDV’s officers, agents and employees, including any liability for, or assessment of, withholding taxes imposed on the Company for or with respect to any of CDV’s officers, agents and employees by the relevant taxing authorities with respect to any compensation paid to CDV or CDV’s officers, agents or employees; provided, however, that nothing contained in this Agreement shall or shall be deemed to impose upon CDV and/or any affiliate or associate thereof any liability and/or indemnification responsibility for or in connection with OMAHA or any of the OMAHA Subsidiaries compliance with any applicable labor and employment requirements with respect to any lessee and/or client of OMAHA or any of the OMAHA Subsidiaries.

6.4 CDV will be required to report to the Board or Board Designee concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the reasonable discretion of the Board or the Board Designee. Notwithstanding the foregoing, no Laurus Entity shall require OMAHA or direct/instruct CDV to request OMAHA to remit any “OMAHA Trust Funds” except pursuant to the reasonable approval of CDV. For purposes of this Agreement, OMAHA Trust Funds shall mean and include any amounts remitted to OMAHA and/or any of the OMAHA Subsidiaries by, or for the benefit of, a client/customer of OMAHA or any of the OMAHA Subsidiaries, to be held by OMAHA or any of the OMAHA Subsidiaries in a trust or quasi trust capacity and/or for remittance by OMAHA and/or any of the OMAHA Subsidiaries to another. Without the consent of Holdings (which consent shall not be unreasonably withheld), such amount shall be limited to, (i) settlement sums remitted by a client/customer of OMAHA or any of the OMAHA Subsidiaries for and with the instruction/agreement that OMAHA or one of the OMAHA Subsidiaries shall remit such amount to an independent contractor providing any benefit to the customer/client, (ii) any sums remitted by a client/customer of OMAHA or any of the OMAHA Subsidiaries for and with the instruction/agreement that OMAHA or one of the OMAHA Subsidiaries shall retain such funds and remit such amounts, and/or a portion thereof, to a third party that provides a benefit, such as insurance, to an independent contractor providing any benefit to the customer/client and (iii) any sums remitted by a client/customer of OMAHA or any of the OMAHA Subsidiaries for and with the instruction/agreement that OMAHA or one of the OMAHA Subsidiaries shall retain such funds and remit such amounts, and/or a portion thereof, to a tax assessing/collecting entity at the instruction of an independent contractor providing any benefit to the customer/client.

7. TERM AND TERMINATION.

7.1 This Agreement shall be effective, CDV shall provide the Services and OMAHA shall remit the Management Fee to CDV as contemplated hereby, commencing as of July ___, 2008 and terminating on the earlier of (i) July 30, 2011, (ii) the Transfer of Control of OMAHA and/or Holdings and (iii) the termination of this Agreement as contemplated by section 9.2, hereof (the “Term”).

7.2 This Agreement may be terminated as follows:

(a)	Termination by Mutual Consent. This Agreement may be terminated by at any time by mutual written consent of the parties, effective as provided therein.

(b)	Termination upon Default. This Agreement may be terminated by the non-defaulting party upon a default (“Default”).

“Default” shall mean:

(i) With respect to either party, breach of this Agreement continuing uncured for a period of thirty (30) days after receipt of written notice thereof from the other party, unless the notice specifies a longer period; or

(ii) With respect to either party, an assignment for the benefit of creditors; the institution of involuntary or voluntary proceedings under the United States Bankruptcy Code or state insolvency laws that is not dismissed within ninety (90) days; or the appointment of a receiver or trustee, unless vacated within forty-five (45) days; or

(iii) With respect to OMAHA, the failure to remit any installment/portion of the Management Fee, including, but not limited to, any monthly installment thereof; or

(v) If (i) Holdings ceases to own more than 50.1% of the capital stock of OMAHA and/or ceases to have more than 50.1% of the voting control of OMAHA, and/or (ii) any funds managed by Laurus or their affiliates cease to own more than 50.1 % of Holdings and/or have more than 50.1% of the voting control of Holdings; or

7.3 (a)
Subject to the terms and conditions hereof, termination of this Agreement will not affect the obligation of OMAHA to pay to CDV all amounts earned by, and payable to, CDV in accordance with the terms hereof prior to the effective date of termination.

(b)	Section 4 hereof shall survive termination of this Agreement for any reason.

8. REPRESENTATIONS AND WARRANTIES.

8.1 OMAHA represents and warrants and agrees as follows:

(a)
It is not a party to or bound by any agreement or contract or subject to any restrictions, including, without limitation, in connection with any previous or other consulting relationship, which prevents OMAHA from entering into and performing its obligations under this Agreement.

(b)	It is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the legal power and authority to enter into and perform this Agreement.

(c)
This Agreement has been approved by all necessary corporate action, and no further action by OMAHA is required in connection herewith. The execution and delivery of this Agreement do not violate any provision of OMAHA’s Certificate of Incorporation or by-laws, or any judgment, decree, mortgage, deed of trust, lease, agreement, indenture or other instrument applicable to OMAHA. This Agreement has been duly executed and delivered by a duly authorized officer of OMAHA; and upon delivery shall then constitute legal, valid and binding obligations of OMAHA, enforceable in accordance with its terms.

(d)
Any and all agreements and or understanding by and between OMAHA and/or any of the OMAHA Subsidiaries, on the one hand, and CDV or any of its members, managers, partners, agents and/or employees, on the other hand, is hereby terminated and superseded by this Agreement.

(e)	The statements set forth in section 1.1 and 1.2 of this Agreement and the statements pertaining to OMAHA set forth in section 1.4 of this Agreement, are true and accurate.

8.2 CDV represents, warrants and agrees as follows:

(a)
Neither it nor any of its directors, officers, members, managers, partners, agents or employees is a party to or bound by any agreement or contract or subject to any restrictions, including, without limitation, in connection with any previous or other consulting relationship, which prevents CDV or any of its employees from entering into and performing its obligations under this Agreement.

(b)	It is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the legal power and authority to enter into and perform this Agreement.

(c)
This Agreement has been approved by all necessary corporate action, and no further action by CDV is required in connection herewith. The execution and delivery of this Agreement do not violate any provision of CDV’s Certificate of Incorporation or bylaws, or any judgment, decree, mortgage, deed of trust, lease, agreement, indenture or other instrument applicable to CDV. This Agreement has been duly executed and delivered by a duly authorized member of CDV; and upon delivery shall then constitute legal, valid and binding obligations of CDV, enforceable in accordance with its terms.

(d)
CDV’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by CDV in confidence or in trust prior to commencement of this Agreement.

(e)
CDV has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which CDV has gained from third parties, and which CDV discloses to the Company or uses in the course of performance of this Agreement, without liability to such parties.

(f)	CDV has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with CDV’s obligations under this Agreement.

(g)	CDV will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.

(h)	The statements set forth in section 1.4 of this Agreement and the statements pertaining to CDV and/or the CDV Key Employees set forth in section 1.4 of this Agreement, are true and accurate.

(i)
The Company Capital Stock (collectively, the “Securities”) are, and will be, acquired by CDV for CDV’s own account for purposes of investment, not as a nominee or agent, and not with a view to or in connection with the distribution or resale of all or any part thereof in violation of the securities laws of any jurisdiction, and that CDV does not have any (i) present intention of selling, transferring, granting any participation in, or otherwise distributing the same in violation of the securities laws of any jurisdiction, or (ii) contract, undertaking, agreement or arrangement with any person or entity to sell, transfer, grant any participation in or otherwise distribute all or any part of the Securities in violation of the securities laws of any jurisdiction.

(j)
CDV understands that the Securities will not be registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws by reason of specific exemptions therefrom, which exemptions depend upon, among other things, CDV representations set forth herein and CDV understands that no public market now exists for the securities and that the Company has made no assurances that a public market will ever exist for the securities.

(k)
CDV (i) has sufficient knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Securities; (ii) is able to protect its interests and fend for itself in the transactions contemplated by this Agreement; and (iii) has the ability to bear the economic risks of its investment.

(l)
CDV was not formed specifically for the purpose of acquiring the Securities and otherwise is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(m)
CDV understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Act only in certain limited circumstances.  In this connection, CDV represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(n)
CDV has satisfied itself as to the full observance by it of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities, including the tax consequences, if any, which may be relevant to the acquisition, holding, conversion, sale or transfer of the Securities.

9. INDEMNIFICATION.

9.1 Indemnification by OMAHA. OMAHA will indemnify, defend, and hold harmless CDV and its officers, directors and affiliates from and against any and all losses, expenses, damages, claims, suits, demands, and causes of action, including, without limitation, reasonable fees and expenses of attorneys, court costs, and other litigation and dispute resolution costs, arising from or relating to or any breach of this Agreement by OMAHA.

9.2 Indemnification by CDV. CDV will indemnify, defend, and hold harmless OMAHA and its affiliates, and their respective officers, directors members and managers from and against any and all losses, expenses, damages, claims, suits, demands, and causes of action, including, without limitation, reasonable fees and expenses of attorneys, court costs, and other litigation and dispute resolution costs, arising from or relating to the performance of the Services not in accordance with the terms and provision hereof or any breach of this Agreement by CDV.

10. MISCELLANEOUS.

10.1 This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein and may not be altered, amended or superseded except by an Agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement may be assigned by CDV only with the prior written consent of OMAHA.

10.2 This Agreement, including the Schedules, Annexes and Exhibits hereto, constitutes the only agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. If any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement shall otherwise be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

10.3 Notices delivered pursuant to this Agreement shall be in writing, and shall be deemed to have been duly given when (a) delivered by hand; (b) sent by facsimile (with receipt confirmed), provided that a copy is promptly thereafter mailed by first-class prepaid certified mail, return receipt request; (c) within two (2) business days of being sent, if sent with delivery receipt requested by Express Mail, Federal Express, other express delivery service or first-class prepaid certified mail, in each case to the appropriate address and facsimile numbers set forth below, or to such other address(es) or facsimile number(s) as a party may designate as to itself by notice to the other party.

If to OMAHA:

	If to CDV:	CDV CAPITAL PARTNERS, LLC

	If to the Key Employees:	Thomas Durkin

Both with a copy to:		Lawyer
Law firm LLC

10.4 This Agreement shall be governed by an interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed in that state and without regard to principles of conflicts of laws.

10.5 EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

12.7 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including obtaining all required consents, approvals, waivers, exemptions, amendments and authorizations, giving all notices, and making or effecting all filings, registrations, applications, designations and declarations, including, but not limited to, those described in the schedules to this Agreement, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing.

IN WITNESS WHEREOF, this Agreement has been executed all as of the date first above written.

OMAHA HOLDINGS CORP.

By:
Name:
Title:

CDV CAPITAL PARTNERS, LLC.

By:
Name:
Title:

NTS-WIT HOLDINGS, LLC

By:
Name:
Title:

Annex A

Key CDV Employees

1. Thomas Durkin
2. Russel J. Reardon

SCHEDULE A
MANAGEMENT SERVICES

Company Management

1.	Day-to-Day management of the OMAHA business and the business of each of the OMAHA Subsidiaries.
2.	Monthly Financial Reporting delivered to the OMAHA Board/ Annual Audit delivered to the OMAHA Board
3.	Chief Financial Officer services
4.	__________

Strategic Planning

1.	Development of product lines for companies
2.	Marketing
3.	_________

Oversight and Supervision

1.
Advise on contracts to which OMAHA and/or any of the OMAHA Subsidiaries are or are designated to become parties and oversight of OMAHA and the OMAHA Subsidiaries compliance with the contracts to which it is a party

2.	Arrangement/management of domestic bank facilities
3.	Assistance in identifying/retaining key personnel and other service providers
4.	Advise on cash flow management
5.	__________

SCHEDULE B

Only Thomas Durkin may bind the Company and execute agreements or make other commitments on behalf of the Company only if (i) such agreement or other commitment is in the ordinary course of business of the Company, (ii) such agreement does not require, directly, or contingently, payments to or by the Company in excess of $5,000 on a monthly basis or $60,000 on an annual basis and (ii) such agreement is approved by the Board or the Board Designee.

Exhibit B
Form of Confidentiality Agreement

SCHEDULE 2.1

CDV KEY EMPLOYEE AGREEMENT

The undersigned (each an “Employee”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby represent, Company Capital Stock and agree to and with Omaha Holdings Corp., a Delaware corporation (“OMAHA”), that the Employee shall (1) comply with all legal directives of the Board of Directors of OMAHA in conformity with the terms and provisions hereof and (b) as necessary to discharge his duties to CDV and (2) use his/her best efforts to promote the interests of OMAHA and the OMAHA Subsidiaries.

__________________________
Name: